UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒               Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as Permitted By Rule 14A-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SERITAGE GROWTH PROPERTIES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 4, 2016

Dear Shareholder:

The trustees and officers of Seritage Growth Properties (the “Company” or “Seritage”) are pleased to invite you to attend the 2016 annual meeting of the Company’s shareholders on May 3, 2016 at 10:00 a.m.  (Eastern time) at the offices of Wachtell, Lipton, Rosen & Katz at 51 West 52nd Street, New York, New York 10019.

The formal notice of this Annual Meeting and the Proxy Statement appear on the following pages. After reading the Proxy Statement, please submit your proxy through the Internet or by touch-tone telephone, or complete, sign, date and promptly return the accompanying proxy card by mail in the enclosed self-addressed envelope. We must receive properly authorized proxies submitted via mail, the Internet (at the site listed on your proxy card or voter instruction form) or by touch-tone telephone by 11:59 p.m., Eastern Time, on May 2, 2016 in order for them to be counted at the Annual Meeting. We encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them on paper.

Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares.

Sincerely,

/s/ Edward S. Lampert

Edward S. Lampert
Chairman of the Board of Trustees

Seritage Growth Properties
489 Fifth Avenue 18th Floor

New York, NY 10017

Seritage Growth Properties

 Notice of 2016 Annual
Meeting of Shareholders

May 3, 2016
10:00 a.m. Eastern Time
at 51 West 52nd Street, New York, New York 10019

April 4, 2016

We invite you to attend the 2016 annual meeting of shareholders of Seritage Growth Properties, a Maryland real estate investment trust (“Seritage,” “the Company,” “our company,” “we,” “our” or “us”) to consider and vote upon:

1.	The election of David S. Fawer and Thomas M. Steinberg as Class I trustees, each to hold office until the 2019 annual meeting of shareholders and until his successor is duly elected and qualified (see page 12).
2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016 (see page 31).
3.	Any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

The record date for determining shareholders entitled to notice of, and to vote at, this annual meeting is March 28, 2016. Only shareholders of record at the close of business on that date vote at the meeting.

For more information, please read the accompanying proxy statement.

It is important that your shares are represented at the meeting. Shareholders of record as of the close of business on the record date may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) through the Internet or (4) by completing and mailing a proxy card. Specific instructions for voting by telephone or through the Internet are included in this proxy statement. If you attend and vote at the meeting, your vote at the meeting will replace any earlier vote. If your shares are registered in the name of a broker or other nominee you will receive instructions from your broker or other nominee describing how to vote your shares.

Sincerely,

/s/ Matthew Fernand

Matthew Fernand
General Counsel, Executive Vice President and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE
2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2016.

The Company’s proxy statement for the 2016 annual meeting of shareholders and the 2015
Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at
www.edocumentview.com/srg.

QUESTIONS AND ANSWERS

What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for the 2016 annual meeting of shareholders (the “Annual Meeting”) of Seritage Growth Properties, a Maryland real estate investment trust (“Seritage,” “the Company,” “our company,” “we,” “our,” or “us”) include the Notice of Annual Meeting, this proxy statement, our 2015 Annual Report on Form 10-K and a proxy card or voting instruction form.

A proxy statement is a document that U.S. Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is the legal designation of another person to cast the votes entitled to be cast by the holder of the shares. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting. These two officers are Benjamin Schall and Matthew Fernand.

The form of proxy and this proxy statement have been approved by our Board of Trustees (“Board”) and are being provided to shareholders by its authority. These materials were first made available or sent to you on April 4, 2016.

What am I voting on at the Annual Meeting?

At the Annual Meeting, our shareholders are asked to consider and vote upon:

•	the election of David S. Fawer and Thomas M. Steinberg as Class I trustees, each to hold office until the 2019 annual meeting of shareholders and until his successor is duly elected and qualifies (see page 12);
•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016 (see page 31); and
•	any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board’s nominees for trustee; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016.

Who is entitled to vote?

Only holders of our Class A common shares of beneficial interest (“Class A Shares”) and Class B common shares of beneficial interest (“Class B Shares”) at the close of business on March 28, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. The holder of each Class A Share and each Class B Share outstanding is entitled to one vote. There were 25,668,442 Class A Shares and 1,589,020 Class B Shares outstanding on the Record Date.

How do I cast my vote?

If you hold your shares directly in your own name, you are a “registered shareholder” (sometime referred to as a “record shareholder”) and may vote in person at the Annual Meeting or you can complete and submit a proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

How do I vote by telephone or through the Internet?

If you are a registered shareholder, you may vote by telephone or through the Internet following the instructions on the proxy card. If you are a street-name shareholder, your broker or other nominee has provided information for you to use in directing your broker or nominee how to vote your shares.

Who will count the vote?

A representative of Computershare Trust Company, N.A., an independent tabulator, will count the vote and act as the inspector of election.

Can I change my vote after I have voted?

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered shareholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Seritage Growth Properties, 489 Fifth Avenue 18th Floor, New York, NY 10017, Attn: Corporate Secretary. The last vote received prior to the Annual Meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, change a prior vote. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Can I revoke a proxy?

Yes, registered shareholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question. Street-name shareholders cannot revoke their proxies in person at the Annual Meeting because the actual registered shareholders, the brokers or other nominees, will not be present. Street-name shareholders wishing to revoke their proxy after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. For all copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms that you receive. We encourage you to register all your accounts in the same name and address. Registered shareholders may contact our transfer agent, Computershare Trust Company, N.A., at 211 Quality Circle, Suite 210, College Station, TX 77845 (1-866-455-9772). Street-name shareholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

What constitutes a quorum?

The holders of a majority of the outstanding shares entitled to vote, in person or represented by proxy at Annual Meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

How many votes are needed to approve each of the proposals?

Item 1: At least seventy-five percent of all the votes entitled to be cast at a meeting of shareholders at which a quorum is present shall be required to elect a trustee. In the event that an incumbent trustee does not receive a sufficient percentage of votes entitled to be cast for election, he or she will continue to serve on the Board of Trustees until a successor is duly elected and qualifies.

Item 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of votes cast in person or represented by proxy at the Annual Meeting.

What is the effect of an abstention?

Abstentions occur when a shareholder is present in person or by proxy at the Annual Meeting, but fails to vote. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the shareholder is present in person or represented by proxy. An abstention with respect to the election of a trustee will have the same effect as a vote against that trustee. An abstention with respect to the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm will not have an effect on the outcome of the proposal.

How will votes be counted on shares held through brokers?

If you hold shares beneficially in street name and submit a properly executed proxy, but do not provide your broker with voting instructions on a matter on which the broker is not permitted to vote without instructions from the beneficial owner, your shares represent “broker non-votes.” Brokers are not entitled to vote on the election of trustees unless they receive voting instructions from the beneficial owner. Broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote will have the same effect as a vote against a trustee (Item 1). However, because broker non-votes are not considered votes cast on a proposal broker non-votes, if any, will not affect the outcome of the proposal to ratify the appoint of Deloitte & Touche LLP as our independent registered public accounting firm (Item 2).

Who may attend the Annual Meeting?

Any shareholder as of the Record Date or their duly authorized proxies may attend the Annual Meeting. Seating and registration will begin at 9:30 a.m.

An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only shareholders who own Seritage shares as of the close of business on March 28, 2016 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership. If you are a registered shareholder, an admission ticket is attached to your proxy card. Each shareholder may be asked to present valid picture identification (for example, a driver’s license or passport). If you are a street-name shareholder, you will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Seritage shares as of the Record Date. If you are a street-name shareholder and wish to vote at the Annual Meeting you will need to obtain a “legal proxy” from your bank or broker, which may take several days. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Can I access future annual meeting materials through the Internet rather than receiving them by mail?

Yes. Registered shareholders can sign up for electronic delivery at www.envisionreports.com/srg. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing our 2016 Annual Report on Form 10-K and the proxy statement for our 2016 annual meeting. Street-name shareholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees our company incurs in connection with the solicitation of proxies.

How are proxies solicited and what is the cost?

Seritage will bear the cost of soliciting proxies by or on behalf of our Board. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by our trustees, officers and employees, none of whom will receive additional compensation for these services. We have engaged Georgeson LLC (“Georgeson”) to distribute and solicit proxies on our behalf and will pay Georgeson a fee of $10,000, plus reimbursement of reasonable out-of-pocket expenses, for these services.

What is “householding”?

Seritage has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, shareholders of record who have the same address and last name will receive a single set of proxy materials, unless one or more of these shareholders notifies the company that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs.

If you wish to receive separate copies of future notices, annual reports and proxy statements, please call the Company at (212) 355-7800 or write to: Corporate Secretary, Seritage Growth Properties, 489 Fifth Avenue 18th Floor, New York, NY 10017. The Company will deliver the requested documents to you promptly upon your request.

Any shareholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact the Corporate Secretary of the Company at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

How do I revoke my consent to the householding program?

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Corporate Secretary, Seritage Growth Properties, 489 Fifth Avenue 18th Floor, New York, NY 10017. You may also revoke your consent by contacting the Company at (212) 355-7800. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in street-name, please contact your bank, broker or other holder of record to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our Board is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for governance of our company. The Nominating and Corporate Governance Committee reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees and our Code of Business Conduct and Ethics are available on our website at www.seritage.com on our Investor Relations page under the heading “Governance Documents.” (We are not including the information contained on, or available through, our website as a part of, or incorporating such information by reference into, this Proxy Statement.)

Among other things, the Corporate Governance Guidelines provide that:

•	A majority of the members of the Board must be independent trustees;
•	Independent trustees are to meet regularly, at least twice a year, in executive session without management present;
•	The Board and its committees have the power to engage, at the Company’s expense, independent legal, financial or other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance; and
•	The Board conducts an annual evaluation to assess whether it and its committees are functioning effectively.

Trustee Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each trustee. In making its independence determinations, the Board considers transactions, relationships and arrangements between Seritage and entities with which trustees are associated as executive officers, trustees and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a real estate company such as Seritage.

As a result of this review, the Board affirmatively determined that the following trustees meet the standards of independence under our Corporate Governance Guidelines and the applicable NYSE listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

David S. Fawer

Kenneth T. Lombard

John T. McClain

Thomas M. Steinberg

The Board has also determined that all members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NYSE listing rules. The Board has further determined that John T. McClain, the chair of the Audit Committee, David S. Fawer and Kenneth T. Lombard are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board has also determined that the members of the Compensation Committee other than Mr. Lampert meet independence criteria applicable to compensation committee members under the NYSE listing rules. Mr. Lampert serves on the Compensation Committee pursuant to a one-year exemption under NYSE rules for recently listed companies.

Risk Management

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment and management of risks that could affect the Company, and the Board provides oversight in connection with these efforts. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the Audit Committee and the Compensation Committee below and in the charters of the Audit Committee and the Compensation Committee. The full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer and our General Counsel.

Public Policy Matters

We are committed to ethical business conduct and expect our trustees, officers and employees to act with integrity and to conduct themselves and our business in a way that protects our reputation for fairness and honesty. Consistent with these principles, we have established policies and practices in our Code of Business Conduct and Ethics with respect to political contributions and other public policy matters.

We encourage our employees to be active in the political and civic life of their communities. Trustees, officers and employees acting in their individual capacities may not give the impression that they are speaking on our behalf or representing the Company in such activities. In addition, no trustee or employee is permitted to make, authorize or permit any unlawful contributions, expenditure or use of the Company’s funds or property for political purposes. Trustees and employees must not give anything of value to government officials if this could be interpreted as an attempt to curry favor on behalf of the Company.

The board of trustees

Board Membership

The Nominating and Corporate Governance Committee of our Board of Trustees is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in the Company through meaningful share ownership, as well as consideration of diversity, skills and experience in relation to the needs of the Board. Trustee nominees will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The ultimate responsibility for selection of trustee nominees resides with the Board of Trustees.

While the Company does not have a formal diversity policy, the Board considers diversity in identifying trustee nominees. The Board and the Nominating and Governance Committee believe that it is important that our trustees represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks trustee candidates with a broad diversity of professions, skills and backgrounds.

The Board met 3 times during fiscal year 2015. All of the trustees attended every Board meeting and every meeting of the committees on which they served. Our Corporate Governance Guidelines provide that trustees are expected to attend the annual meeting of shareholders.

Committees of the Board of Trustees

The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent (other than Mr. Lampert), as defined in the NYSE listing rules.

The table below reflects the current membership of each committee and the number of meetings held by each committee in fiscal year 2015.

	Audit	Compensation	Nominating and Corporate Governance
D. Fawer	X		X*
E. Lampert		X
J. McClain	X*	X
K. Lombard	X	X*
T. Steinberg			X
2015 Meetings	2	1	0

*	Committee chair

Each committee operates under a written charter. The principal functions of each Committee are summarized below:

Audit Committee

•	Responsible for compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report;
•	Hires, subject to shareholder ratification, the independent registered public accounting firm to perform the annual audit;
•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition;
•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto;
•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm;
•	Reviews financial reports, internal controls and risk exposures;
•	Reviews and approves all related party transactions, as defined by applicable NYSE rules.
•	Reviews management’s plan for establishing and maintaining internal controls;
•	Reviews the scope of work performed by the internal audit staff; and
•	Discusses with the Company’s General Counsel matters that involve our compliance and ethics policies.

Compensation Committee

•	Reviews recommendations for and approves the compensation of senior executive officers;
•	Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and recommends to the Board the CEO’s overall compensation level; and
•	Reviews and approves employment agreements, severance arrangements and change in control arrangements affecting the CEO and other senior executives.

Nominating and Corporate Governance Committee

•	Reports annually to the full Board with an assessment of the Board’s performance;
•	Recommends to the full Board the nominees for trustees;
•	Reviews recommended compensation arrangements for the Board; and

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines.

Communications with the Board of Trustees

You may contact any non-employee trustee, or the entire Board, at any time, subject to the exceptions described below. Your communication should be sent to the Seritage Growth Properties Board of Trustees — c/o Corporate Secretary, Seritage Growth Properties, 489 Fifth Avenue 18th Floor, New York, NY 10017. Communications are distributed to the Board, a committee of the Board, or any Board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as new product suggestions, resumes and other job inquiries, surveys and business solicitations or advertisements.

Board Leadership Structure

The Board has no policy that mandates the separation of the offices of Chairman of the Board and Chief Executive Officer. Under our Corporate Governance Guidelines, the Board believes that it is in the best interest of the Company to make such a determination at the time that it elects a new Chairman of the Board or Chief Executive Officer. The Board believes this determination should be made based on the Company’s best interests in light of the circumstances at the time. Taking these considerations into account, the Board has concluded that the separation of the roles of Chairman and Chief Executive Officer best serves the interests of shareholders and the Company at this time. Currently, Mr. Lampert is the Chairman of the Board. The Board believes it is important to maintain flexibility as to the Board’s leadership structure, but firmly supports maintaining a non-management trustee in a leadership role at all times, whether as non-executive Chairman or Lead Independent Trustee.

Nomination of Trustee Candidates

The Nominating and Corporate Governance Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. The Nominating and Corporate Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on trustee candidates from a variety of sources, including current Trustees. As a matter of course, the Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board of Trustees, including those proposed by shareholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence, economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. While the Committee has the ability to retain a third party to assist in the nomination process, the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees in fiscal year 2015.

Trustee nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our shareholders. The Committee believes that it is important to align the interests of trustees with those of our shareholders, and therefore expects that each non-employee trustee acquire, by the third anniversary of his or her election, a number of Seritage Class A Shares with a cost at least equal to the annual retainer of each trustee in effect on the date when the trustee first becomes a member of the Board. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, trustees and nominees should have predominately business backgrounds, have experience at policy-making levels in business, and bring a diverse set of business experiences and perspectives to the Board.

Any recommendation by our shareholders should include any supporting material the shareholder(s) considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our trustees if elected. All recommendations for nomination received by the Corporate Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration. See “Communications with the Board of Trustees” on page 10 for more information.

ITEM 1.          ELECTION OF TRUSTEES

Item 1 is the election of two Class 1 trustee nominees to our Board. If elected, the two nominees will serve until the 2019 annual meeting of shareholders, and until their successors are duly elected and qualify. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The number of Trustees constituting the entire Board of Trustees is currently fixed at six. Our declaration of trust provides that our trustees are divided into three classes. One class of trustees is elected at each annual meeting of shareholders to serve until the third succeeding annual meeting of shareholders and until their respective successors have been duly elected and qualify. The proxies may not vote for the election of more than two nominees for Trustee at the Annual Meeting.

The Board of Trustees expects all nominees to be available for election. If any nominee should become unavailable to serve as a trustee for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF THE TWO NOMINEES FOR TRUSTEE.

The biographies of each of the nominees below contain information regarding the person’s service as a trustee, business experience, trustee or director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a trustee for the Company.

David S. Fawer
Trustee since 2015

David S. Fawer, age 47, served as Vice Chairman of OneWest Bank N.A. until August 2015, where he developed and managed all aspects of the commercial real estate businesses and served as Secretary to the Board of Directors of IMB HoldCo (the holding company of OneWest Bank). Prior to joining OneWest Bank in March of 2009, he was Managing Director / Partner at Dune Capital where he led commercial real estate finance efforts and Managing Director / Partner at Dune Real Estate Partners. Mr. Fawer has over 20 years of experience in the field of commercial real estate finance, including lending, real estate equity investing, and risk management, which qualifies him to serve as a trustee of the Company.

Thomas M. Steinberg
Trustee since 2015

Thomas M. Steinberg, age 59, is the Founder and Chief Executive Officer of TS Partners, an international, diversified investment firm. Prior to this, Mr. Steinberg was President of Tisch Family Interests from 1996 through 2013, where he directed real estate transactions and was responsible for management of portfolios that included public equity, private equity, debt and alternative investments. Mr. Steinberg also served on the board of directors of Gunther International, a leading producer of intelligent document finishing systems, and as a director of a number of privately held companies including KGB, Inc., the largest independent directory assistance company in the world. Mr. Steinberg has over 30 years of experience in the real estate and investment space, which qualifies him to serve as a trustee of the Company.

Other Trustees

Edward S. Lampert
Trustee since 2015

Edward S. Lampert, age 53, currently serves as the Chairman and Chief Executive Officer of Sears Holdings Corporation (“Sears Holdings”) and the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988. He also served as Chairman of the Board of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005. Mr. Lampert also served on the Board of AutoNation from 2002 to 2007. Mr. Lampert’s extensive experience in business and finance, and investment experience in retail companies, qualifies him to serve as a trustee of the Company.

Kenneth T. Lombard
Trustee since 2015

Kenneth T. Lombard, age 61, is president of MacFarlane Partners and is responsible for its real estate investment management business. He serves on the firm’s investment and senior management committees, and assists with its real estate development business. Previously, Mr. Lombard served as Vice Chairman, Head of Investments and Partner for Capri Investment Group, LLC, and was a member of Capri’s investment committee. From 2004 to 2008, he served as President of Starbucks Entertainment and helped launch Johnson Development Corporation in 1992, where he spent 12 years as the President and Partner. Mr. Lombard has extensive experience in business development, management, investment banking, economic development, corporate expansion and real estate investment over a career that spans three decades, which qualifies him to serve as a trustee of the Company.

John T. McClain
Trustee since 2015

John T. McClain, age 55, serves as the Chief Financial Officer of Lindblad Expeditions Holdings, Inc. Previously, he served as the Chief Financial Officer of the Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until its sale to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc. formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From July 2006 to 2007, Mr. McClain served as the chief accounting officer of Avis and chief operating officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation.

Since May 2014, Mr. McClain has also served on the board of directors of Lands’ End, Inc., where he is chair of the audit committee. Between April 2014 and October 2015, he served on the board of directors of Nine West Holdings, Inc. Mr. McClain has over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors, which qualifies him to serve as a trustee of the Company.

Benjamin Schall
Trustee since 2015

Benjamin Schall, age 41, is the Chief Executive Officer and President of Seritage. Prior to becoming CEO and President, he served as Chief Operating Officer of Rouse Properties, Inc. from 2012 to 2015 and held a number of roles at Vornado Realty Trust from 2003 to 2012, where his positions included Senior Vice President. Mr. Schall’s extensive experience as an executive in public real estate investment trusts and in the retail real estate industry qualifies him to serve as a trustee of the Company.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Security Ownership of Trustees and Management

The following table sets forth information with respect to the beneficial ownership of our Class A Shares, Class B Shares and Class C Shares as of March 28, 2016 by:

•	each of our trustees;
•	each named executive officer (as defined under “Summary Compensation Table”); and
•	all of our trustees and executive officers as a group.
	Common Shares Class A		Non-Economic Shares Class B		Non-Voting Shares Class C
Name of Beneficial Owner(1)(2)	Number of Shares Beneficially Owned	Percent(3)	Number of Shares Beneficially Owned	Percent(3)	Number of Shares Beneficially Owned	Percent(3)	% of Total Voting Power(4)
James Bry	2,500	*	—	—	—	—	*
Brian Dickman	6,250	*	—	—	—	—	*
Matthew E. Fernand	8,752	*	—	—	—	—	*
Benjamin Schall	169,031	*	—	—	—	—	*
Mary Rottler	5,000	*	—	—	—	—	*
David S. Fawer	12,000	*	—	—	—	—	*
Edward S. Lampert	975,893(5)	3.8%	1,589,020(5)	100%	—	—	9.4%
Kenneth T. Lombard	0	*	—	—	—	—	*
John T. McClain	200	*	—	—	—	—	*
Thomas M. Steinberg	7,611	*	—	—	—	—	*
All trustees and executive officers as a group (10 persons)	1,187,237	4.6%	1,589,020	100%	—	—	10.2%

*	Less than 1%
(1)	The address of each beneficial owner is c/o Seritage Growth Properties, 489 Fifth Avenue 18th Floor, New York, NY 10017.
(2)	Ownership includes:
•	shares in which the trustee or executive officer may be deemed to have a beneficial interest; and
•	for executive officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Unless otherwise indicated, the trustees and executive officers listed in the table have sole voting and investment power with respect to the shares listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(3)	Each “Percent of Class” for each named person was calculated by using the disclosed number of shares beneficially owned as the numerator and 25,668,442, the number of shares of our common stock of that class outstanding as of March 28, 2016 (plus for each named person, the number of shares not outstanding but for which such person is deemed to have beneficial ownership), as the denominator.
(4)	The “Percent of Total Voting Power” for each named person was calculated by using the disclosed number of beneficially owned shares as the numerator and 27,257,462, the number of shares of our Class A and Class B common shares outstanding as of March 28, 2016 (plus for each named person, the number of shares of common shares not outstanding but for which such person is deemed to have beneficial ownership), as the denominator, while also considering any applicable ownership limitations.
(5)	Please see Footnote 7 to the table of Security Ownership of 5% Beneficial Owners on page 16.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our shares of beneficial interest by persons known by us to beneficially own 5% or more of our outstanding common stock.

	Common Shares Class A		Non-Economic Shares Class B		Non-Voting Shares Class C
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent(2)	Number of Shares Beneficially Owned(1)	Percent(2)	Number of Shares Beneficially Owned(1)	Percent(2)	% of Total Voting Power(3)
Fairholme Capital Management, L.L.C. and related entities(4)(5) 4400 Biscayne Boulevard, 9th Floor Miami, Florida 33137	3,447,850	13.4%	—	—	5,710,835 (5)	100%	12.7%
The Vanguard Group, and related entities(6) 100 Vanguard Blvd. Malvern, PA 19355	3,230,508	12.6%	—	—	—	—	9.6%
ESL Investments, Inc. and related entities(7) 1170 Kane Concourse Bay Harbour, Florida 33154	975,893	3.8%	1,589,020	100%	—	—	9.4%
Warren E. Buffett(8) 3555 Farnam Street Omaha, NE 68131	2,000,000	7.8%	—	—	—	—	7.3%
Long Pond Capital, LP, and related entities(9) 527 Madison Avenue, 15th Floor New York, NY 10022	1,802,100	7.0%	—	—	—	—	6.6%

(1)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.
(2)	The “Percent of Class” for each named person was calculated by using the disclosed number of beneficially owned shares as the numerator and 25,668,442, the number of shares of our common shares outstanding as of March 28, 2016 (plus for each named person, the number of shares of common shares not outstanding but for which such person is deemed to have beneficial ownership), as the denominator.
(3)	The “Percent of Total Voting Power” for each named person was calculated by using the disclosed number of beneficially owned shares as the numerator and 27,257,462, the number of shares of our Class A and Class B common shares outstanding as of March 28, 2016 (plus for each named person, the number of shares of common shares not outstanding but for which such person is deemed to have beneficial ownership), as the denominator, while also considering any applicable ownership limitations.
(4)	Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. with the SEC on February 16, 2016, as updated by a subsequent Form 4 filing on March 22, 2016.
(5)	Each Class C Share will automatically convert into one Class A Share upon a transfer to any person other than an affiliate of the holder of such share.
(6)	Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2016.
(7)	Beneficial ownership is based on ownership as set forth in the Schedule 13D filed by ESL Partners, L.P., RBS Partners, L.P., ESL Investments, Inc., and Edward S. Lampert with the SEC on July 17, 2015.
(8)	Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by Warren E. Buffett with the SEC on December 10, 2015.
(9)	Beneficial ownership is based on ownership as set forth in the Schedule 13G filed by Long Pond Capital, LP, Long Pond Capital GP, LLC, and John Khoury with the SEC on February 12, 2016.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Review And Approval Of Transactions With Related Persons

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC rules and applicable NYSE rules. With respect to each related-party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our Relationship with Sears Holdings

On June 11, 2015 Sears Holdings effected a rights offering (the “Rights Offering”) to Sears Holdings stockholders to purchase common shares of Seritage in order to fund, in part, the $2.7 billion acquisition by Seritage of 234 of Sears Holdings’ owned properties and one of its ground leased properties, and its 50% interests in three joint ventures (collectively, the “Transaction”). The Rights Offering ended on July 2, 2015 and the Company’s Class A common shares were listed on the New York Stock Exchange on July 6, 2015. On July 7, 2015, the Company completed the Transaction with Sears Holdings and commenced operations.

Since the Transaction, the Company has operated as an independent public company. However, one of our trustees, Edward S. Lampert, and entities affiliated with him, together as a group currently beneficially own significant portions of both Sears Holdings’ outstanding common stock and equity in Seritage Growth Properties, L.P., a Delaware limited partnership (“Operating Partnership”). Seritage is the sole general partner of Operating Partnership. In addition, Sears Holdings is our largest tenant. Accordingly, Sears Holdings is considered a related party.

In connection with the Transaction, we entered into certain agreements with Sears Holdings or its subsidiaries to effect the Transaction and to provide a framework for our relationship with Sears Holdings after the separation. The following is a summary of the terms of the material agreements that we have entered into with Sears Holdings or its subsidiaries. The summary of the agreements is qualified in its entirety by reference to the full text of the applicable agreements filed as exhibits to our SEC reports.

The Master Lease

Many of our properties and the space therein are leased under a master lease (the “Master Lease”) to subsidiaries of Sears Holdings. The Master Lease is generally a triple net lease with respect to all space which is leased thereunder to Sears Holdings, subject to proportionate sharing by Sears Holdings of repair and maintenance charges and other costs and expenses. The Master Lease has an initial term of 10 years. The Master Lease contains certain provisions that are designed to optimize the utilization of its subject properties and provide a certain degree of flexibility to the parties over the lifetime of the Master Lease, including providing the Company with the right to recapture and re-lease specified space governed by the Master Lease. The Master Lease also provides for certain rights of Sears Holdings to terminate the Master Lease with respect to properties that cease to be profitable for operation by Sears Holdings, subject to limitations as set forth in the Master Lease.

Subscription, Distribution and Purchase and Sale Agreement

Through the Subscription, Distribution and Purchase and Sale Agreement, Sears Holdings subscribed for rights to acquire Seritage common shares and distributed such subscription rights to its stockholders. The Subscription, Distribution and Purchase and Sale Agreement also provided for the sale of properties and joint venture interests (both directly and indirectly) to Operating Partnership for an aggregate purchase price of approximately $2,677.3 million. The Subscription, Distribution and Purchase and Sale Agreement allocated responsibility for liabilities relating to the acquired properties between Seritage and Sears Holdings subject to the provisions of the Master Lease. It also contains indemnification obligations between Seritage and Sears Holdings.

Transition Services Agreement

Pursuant to the Transition Services Agreement, Sears Holdings Management Corporation (“SHMC”), a wholly owned subsidiary of Sears Holdings, provides certain limited services to us during the period from the closing of the transaction with Sears Holdings in July 2015 through the 18-month anniversary of the closing, unless we terminate a service as described below. The services provided to us by SHMC include specified facilities management, accounting, treasury, tax, information technology, risk management, human resources and related support services. Under the terms of the Transition Services Agreement, the scope and level of the facilities management services is substantially consistent with the scope and level of the services provided in connection with the operation of the acquired properties by Sears Holdings prior to the closing of the transaction. We pay SHMC a specified fee for each of these services during the term of the Transition Services Agreement. The scope and level of other services provided is in the nature of limited support services. SHMC does not provide us with any business managerial services or direct any of our business, financial or strategic policies or decisions.

We have the option to terminate each of the services provided under the Transition Services Agreement at any time with at least 60 days’ prior written notice, and SHMC also has the option to terminate the services under certain circumstances. The liability of SHMC under the Transition Services Agreement for the services it provides is generally limited. The Company has substantially completed the transfer of all support functions initially provided by Sears Holdings under the Transition Services Agreement.

ESL Exchange Agreement

Seritage, Operating Partnership and ESL Investments, Inc. and its affiliates, including Edward S. Lampert (collectively, “ESL”) entered into an exchange agreement (the “ESL Exchange Agreement”) pursuant to which ESL exchanged subscription rights that, if exercised, would have resulted in ESL receiving in excess of 3.1% of the Seritage common shares, together with an amount of cash equal to the aggregate amount ESL would have paid had it exercised such subscription rights in the rights offering plus the value of the Seritage non-economic shares, for Seritage non-economic shares having 5.4% of the voting power of Seritage but not entitled to dividends or distributions and Operating Partnership units. ESL, which holds all of the Seritage non-economic shares, has agreed with us that upon any sale or other transfer to a non-affiliate of any of its Operating Partnership units, it will surrender to Seritage a pro rata portion of the Seritage non-economic shares that it holds prior to the sale or other transfer, whereupon the surrendered Seritage non-economic shares will be cancelled and the aggregate voting power of ESL in Seritage will be proportionately reduced.

Partnership Agreement of Operating Partnership

The partnership agreement of Operating Partnership provides holders of Operating Partnership units (other than Seritage and entities controlled by it) approval rights over certain change of control transactions involving Seritage or Operating Partnership, sales of all or substantially all of the assets of Operating Partnership and waivers to the excess share provisions in the declaration of trust of Seritage until after the first six continuous months in which ESL holds less than 40% of the economic interests of Seritage and Operating Partnership on a consolidated basis. In addition, the partnership agreement provides such holders (other than Seritage and entities controlled by it) approval rights over certain modifications to the partnership agreement, withdrawal or succession of Seritage as general partner of Operating Partnership, tax elections and certain other matters at all times. In addition, ESL has the right to acquire additional Operating Partnership units to allow it to maintain its relative ownership interest in Operating Partnership if Operating Partnership issues additional units to Seritage. In addition, the partnership agreement of Operating Partnership provides holders of Operating Partnership units (other than Seritage and entities controlled by it) the right to cause Operating Partnership to redeem each of their Operating Partnership units in exchange for cash or, at the election of Seritage, common shares of Seritage on a one-for-one basis. The partnership agreement of Operating Partnership also permits ESL to transfer its Operating Partnership units to one or more underwriters to be exchanged for Seritage common shares in connection with certain dispositions in order to achieve the same effect as would occur if ESL were to exchange its Operating Partnership units for Seritage common shares, which may be limited under the ownership restrictions set forth in the Seritage declaration of trust, and then dispose of those shares in an underwritten offering.

Registration Rights Agreement with ESL

We entered into a registration rights agreement with ESL (the “Registration Rights Agreement”). The Registration Rights Agreement provides for, among other things, demand registration rights and piggyback registration rights for ESL. Pursuant to the Registration Rights Agreement and the partnership agreement of Operating Partnership, if ESL proposes to engage in an offering, it may transfer Operating Partnership units to an underwriter to be exchanged for Seritage common shares before they are sold in the offering. We are also required to indemnify ESL against losses suffered by it or certain other persons based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, related prospectus, preliminary prospectus or free writing prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent based upon information furnished in writing by ESL specifically for use therein.

EXECUTIVE OFFICERS

The following table sets forth information regarding the individuals who serve as executive officers of Seritage, together with their biographical information.

Name	Age	Position
Benjamin Schall	41	Chief Executive Officer and President, Trustee
Brian Dickman	40	Chief Financial Officer and Executive Vice President
Matthew E. Fernand	39	General Counsel, Executive Vice President and Secretary
Mary Rottler	39	Executive Vice President of Leasing and Operations
James Bry	48	Executive Vice President of Development and Construction

Benjamin Schall. See Item 1—Election of Trustees—Other Trustees for Mr. Schall’s biographical information.

Brian Dickman serves as the Chief Financial Officer and Executive Vice President of Seritage. Prior to joining Seritage, Mr. Dickman served as the Chief Financial Officer and Secretary of Agree Realty Corporation, where he was responsible for all corporate finance, accounting, financial reporting, treasury, capital markets and investor relations activities. He joined Agree in February 2014. Prior to joining Agree, Mr. Dickman was a real estate investment banker at RBC Capital Markets from April 2012 to February 2014, Barclays from September 2008 to March 2012 and Lehman Brothers from August 2005 to September 2008.

Matthew E. Fernand serves as the General Counsel, Executive Vice President and Secretary of Seritage. Prior to joining Seritage, Mr. Fernand was a partner in Sidley Austin LLP’s Real Estate Group, where he practiced from 2005 to 2015 and focused on the financing, development, acquisition and disposition, and leasing of commercial properties and the formation of real estate joint ventures and partnerships.

Mary Rottler serves as the Executive Vice President of Leasing and Operations of Seritage. Prior to joining Seritage, Ms. Rottler served as the Vice President of Real Estate at Wal-Mart Stores, Inc. In this capacity she was responsible for overseeing all facets of new store development in the eastern half of the United States and delivered approximately 350 new stores per year. Prior to that time, she was the Vice President for Realty Supplier Management and Compliance at Wal-Mart. She joined Wal-Mart in 2001.

James Bry serves as the Executive Vice President of Development and Construction of Seritage. Prior to joining Seritage, Mr. Bry was the Senior Vice President, Development and Construction at Vornado Realty Trust from 2006 to 2015, where he oversaw development and redevelopment of approximately six million square feet of its shopping malls, community centers and urban retail properties.

COMPENSATION OF EXECUTIVE OFFICERS

We are an “emerging growth company,” as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced narrative and tabular disclosure obligations regarding executive compensation.

This section presents information concerning compensation arrangements for Seritage’s named executive officers (“NEOs”). Our NEOs are our chief executive officer and the two most highly compensated Seritage executive officers, based on their compensation at Seritage during the fiscal year ending December 31, 2015. For purposes of this compensation-related disclosure, our NEOs are Messrs. Schall, Dickman and Fernand. No historical compensation is presented with respect to these individuals because they were not previously employees of Sears Holdings prior to the completion of the Rights Offering.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Benjamin Schall Chief Executive Officer and President	2015	539,423	1,062,500	8,293,150	59,562	9,954,635
Brian Dickman Chief Financial Officer and Executive Vice President	2015	147,115	568,750	252,938	41,334	1,010,136
Matthew E. Fernand General Counsel, Executive Vice President, and Secretary	2015	215,385	450,000	354,193	2,669	1,022,247

(1)	The annualized base salary of each of Messrs. Schall, Dickman and Fernand was prorated based on his applicable date of hire, which was May 4, 2015, August 17, 2015 and June 8, 2015, respectively.
(2)	The amounts set forth in this column include sign-on bonuses paid during 2015 and annual bonuses paid in 2016 in respect of services performed during 2015. Pursuant to their employment agreements, Messrs. Dickman and Fernand each received a cash sign-on bonus equal to $250,000 and $150,000, respectively. In addition, each of Messrs. Schall, Dickman and Fernand received an annual cash bonus in respect of services performed during 2015 equal to $1,062,500, $318,750 and $300,000, respectively, which, in each case, is equal to the guaranteed minimum annual cash bonus for 2015 pursuant to each NEO’s employment agreement, as described in more detail under “—Narrative Disclosure to Summary Compensation Table—2015 Annual Bonuses.”
(3)	The amounts in this column represent the aggregate grant date fair value of restricted Seritage common shares (“restricted shares”) and restricted stock units (“RSUs”) relating to Seritage common shares granted to each NEO in 2015, computed in accordance with FASB ASC Topic 718. The fair value per share is based on certain assumptions explained in Note 15 to the financial statements included in Seritage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The grant date fair value of performance-based restricted shares is reported as $5,655,644, $127,969 and $179,197 for Messrs. Schall, Dickman and Fernand, respectively, which assumes that target performance is achieved. Assuming that maximum performance is achieved, the grant date fair value of such performance-based equity awards was $8,884,142, $191,953, and $268,796 for Messrs. Schall, Dickman and Fernand, respectively.
(4)	The amounts shown in this column for 2015 were derived as follows:
	Benjamin Schall	Brian Dickman	Matthew E. Fernand
Retirement Match($)(a)	7,950	—	—
Disability Premiums($)(b)	481	288	481
Relocation Expenses($)(c)	—	39,483	—
Dividends($)(d)	36,131	1,563	2,188
Legal($)(e)	15,000	—	—
Total	59,562	41,334	2,669

(a)	Seritage makes matching contributions to employee SIMPLE IRA plans up to a maximum amount of 3% of each employee’s covered compensation (which is capped at $265,000 for 2015).
(b)	Annual short- and long-term disability insurance premiums paid by Seritage.
(c)	Reimbursement for relocation and temporary housing expenses.
(d)	Value of cash dividends and dividend equivalents paid in respect of outstanding time-based restricted shares and RSUs.
(e)	Value of legal fees paid in connection with negotiation of the NEO’s employment agreement.

Outstanding Equity Awards at Fiscal Year-End

Name and Principal Position	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market Value of Share, Units or Other Rights of Stock that have not Vested(6)
Benjamin Schall	72,262(1)	$2,906,378	101,419(3)	$4,079,107
			32,327(4)	$1,300,192
Brian Dickman	3,125(2)	$125,688	3,125(5)	$125,688

Matthew E. Fernand	4,376(2)	$176,003	4,376(5)	$176,003

(1)	21,552 RSUs and 50,710 restricted shares that will, in each case, vest in three equal installments on July 7, 2016, July 7, 2017 and July 7, 2018, subject to Mr. Schall’s continued employment through the applicable vesting date (other than in connection with certain terminations of employment).
(2)	Sign-on grant of restricted shares that will vest in three equal installments on August 13, 2016, August 13, 2017 and August 13, 2018, subject to the NEO’s continued employment through the applicable vesting date (other than in connection with certain terminations of employment).
(3)	Sign-on grant of 101,419 restricted shares that will vest based on the achievement of performance metrics over the period beginning July 1, 2015 and ending June 30, 2018. These restricted shares will be earned at 50%, 100% or 150% of target upon the achievement of threshold, target or maximum performance, respectively, and the number of restricted shares reflected in the table above assumes that performance is achieved at target. These restricted shares are further subject to service-based vesting, such that 50% of Mr. Schall’s earned restricted shares (if any) shall vest on May 4, 2018 and 50% shall vest on May 4, 2019, subject to continued employment through the applicable vesting date (other than in connection with certain terminations of employment).
(4)	Annual grant of restricted shares that will vest based on the achievement of performance metrics over the period beginning January 1, 2016 and ending December 31, 2018, subject to continued employment through December 31, 2018 (other than in connection with certain terminations of employment). These restricted shares will be earned at 50%, 150% or 265% of target upon the achievement of threshold, target or maximum performance, respectively, and the number of restricted shares reflected in the table above assumes that performance is achieved at target (with target being 150%).
(5)	Sign-on grant of performance-based restricted shares that will vest based on the achievement of performance criteria over the period beginning July 1, 2015 and ending June 30, 2018. These restricted shares are further subject to time-based vesting, such that 50% of the NEO’s earned restricted shares (if any) shall vest on the date that the Compensation Committee determines the achievement of applicable performance and 50% shall vest on July 1, 2019, in each case, subject to continued employment through the applicable vesting date (other than in connection with certain terminations of employment). These restricted shares will be earned at 50%, 100% or 150% of target upon the achievement of threshold, target or maximum performance, and the number of restricted shares reflected in the table above assumes that performance is achieved at target.

(6)	The market values of restricted shares and RSUs set forth in this table are calculated assuming a per share price per Seritage common share of $40.22, which was the closing market price of a Seritage common share on December 31, 2015, the last day of Seritage’s last completed fiscal year.

Narrative Disclosure to Compensation Tables

Equity Award Grants

The following is a summary of the material terms of equity awards granted to NEOs under the 2015 Seritage Share Plan (the “2015 Plan”) in respect of 2015.

Sign-On Equity Awards - Time-Based. Pursuant to the terms of each NEO’s employment agreement, Seritage granted Messrs. Schall, Dickman and Fernand sign-on equity awards with a target value equal to $2 million, $125,000 and $175,000, respectively (with the number of shares subject to such award calculated based on the price per Seritage common share in the Rights Offering for Mr. Schall and the closing market price on the date of grant for Messrs. Dickman and Fernand). Although each NEO’s applicable employment agreement provided that the sign-on time-based equity award would be granted in the form of RSUs, at the time of grant, each NEO and Seritage agreed that the grants would be made in the form of restricted shares. 25% of Mr. Schall’s sign-on time-based restricted shares vested on July 7, 2015 and the remaining sign-on time-based restricted shares will vest 25% on each of July 7, 2016, July 7, 2017 and July 7, 2018. For Messrs. Dickman and Fernand, the sign-on time-based restricted shares will vest in three equal annual installments on August 13, 2016, August 13, 2017 and August 13, 2018.

Sign-On Equity Awards - Performance-Based. Pursuant to the terms of each NEO’s applicable employment agreement, Seritage granted Messrs. Schall, Dickman and Fernand sign-on performance-based equity awards with a target value equal to $3 million, $125,000 and $175,000, respectively (with the number of shares subject to such award calculated based on the Seritage common share in the Rights Offering for Mr. Schall and the closing market price on the date of grant for Messrs. Dickman and Fernand), which will be earned over the performance period beginning on July 1, 2015 and ending on June 30, 2018, subject to the achievement of performance goals. Although each NEO’s applicable employment agreement provided that the sign-on performance-based equity award would be granted in the form of RSUs, at the time of grant, each NEO and Seritage agreed that the grants would be made in the form of restricted shares. The awards were granted in July 2015 for Mr. Schall and August 2015 for Messrs. Dickman and Fernand, and the performance goals were determined by the Compensation Committee in December 2015. The applicable performance goals include square footage activity, incremental yield on development costs and the accomplishment of other strategic Seritage initiatives. Upon the achievement of threshold, target or maximum performance, the number of restricted shares earned will be 50%, 100% or 150%, respectively (with linear interpolation of the percentage payout for performance between threshold and target or between target and maximum). The sign-on performance-based restricted shares are subject to additional service-based vesting, such that (1) 50% of Mr. Schall’s earned restricted shares (if any) shall vest on May 4, 2018 and 50% shall vest on May 4, 2019, subject to continued employment through the applicable vesting date and (2) 50% of Messrs. Dickman’s and Fernand’s earned restricted shares (if any) shall vest on the date that the Compensation Committee determines the achievement of applicable performance and 50% shall vest on July 1, 2019, in each case, subject to continued employment through the applicable vesting date. The awards may vest prior to the applicable vesting dates in connection with certain terminations of employment as described below in the description of each NEO’s applicable employment agreement.

Annual Equity Awards – Benjamin Schall. Pursuant to the terms of the Schall employment agreement, Mr. Schall received an annual equity award grant in respect of 2015 at the same time as his sign-on equity award grant, which consisted of (1) time-based RSUs with a target value of $637,500 that will vest in three equal installments on July 7, 2016, July 7, 2017 and July 7, 2018, and (2) performance-based restricted shares with a target value of $637,500 that will vest based on the achievement of performance metrics over the period beginning January 1, 2016 and ending December 31, 2018. Mr. Schall’s annual performance-based restricted share award was granted in July 2015 and the performance metrics with respect to Mr. Schall’s performance-based restricted shares were set in March 2016 and are substantially similar to those described above under “Sign-On Equity Awards – Performance-Based.” Upon the achievement of threshold, target or maximum performance, the number of shares subject to such award that are earned will be 50%, 150% or 265%, respectively (with linear interpolation of the percentage payout for performance between threshold and target or between target and maximum). At the time of grant, Seritage and Mr. Schall agreed that with respect to his 2015 annual equity awards, (1) in lieu of performance-based RSUs, Mr. Schall would receive performance-based restricted shares and (2) the number of time-based RSUs and performance-based restricted shares subject to his 2015 annual equity award would be calculated by dividing the aggregate value of the award by the price per Seritage common share in the Rights Offering.

Annual Equity Awards – Brian Dickman and Matthew E. Fernand. On March 18, 2016, Seritage granted annual equity awards to Messrs. Dickman and Fernand. The terms and conditions of such equity awards were consistent with the terms of each NEO’s applicable employment agreement, which provided for an annual equity grant with a guaranteed minimum target value of $318,750 and $200,000 for Messrs. Dickman and Fernand, respectively. 50% of the award was granted in the form of time-based RSUs that will vest in three equal installments on March 18, 2017, March 18, 2018 and March 18, 2019. 50% of the award was granted in the form of performance-based RSUs which will be earned over the performance period beginning on January 1, 2016 and ending on December 31, 2018, subject to the achievement of performance goals (which are substantially similar to those described above under “Sign-On Equity Awards – Performance-Based”). The annual performance-based RSUs are further subject to time-based vesting, such that 50% of the NEO’s earned RSUs (if any) shall vest on the date that the Compensation Committee determines the achievement of applicable performance and 50% shall vest on January 1, 2020, in each case, subject to continued employment through the applicable vesting date (other than in connection with certain terminations of employment). These awards are not reflected in the compensation tables included above because they were not granted during 2015.

Change in Control Vesting. In connection with a change in control of Seritage, the time-based and performance-based restricted shares and RSUs granted to Messrs. Dickman and Fernand will vest in accordance with the terms and conditions of the 2015 Plan. The 2015 Plan provides that any non-vested award will fully vest in the event of either (1) the failure by the purchasing business entity to assume or continue Seritage’s rights and obligations under each award outstanding immediately prior to the change in control, or to substitute for each outstanding award a substantially equivalent award; or (2) the award holder’s termination of employment within twelve (12) months following a change in control on account of a termination by Seritage (or any acquiror) for any reason other than cause (as such term is defined in and determined under the applicable individual agreement) or on account of an award holder’s resignation for good reason (if an individual agreement contains a definition of good reason). The treatment of the Mr. Schall’s sign-on and annual equity awards upon a change in control is described under “—Schall Employment Agreement—Change in Control.”

2015 Annual Bonuses

Pursuant to each NEO’s employment agreement, with respect to 2015, Messrs. Schall, Dickman and Fernand were each eligible to receive a guaranteed minimum annual cash bonus, without proration, equal to $1,062,500, $318,750 and $300,000, respectively. The actual annual bonuses granted to Messrs. Schall, Dickman and Fernand in respect of 2015 were equal to the applicable guaranteed minimum annual bonus for each NEO.

Schall Employment Agreement

Term. On April 17, 2015, Seritage entered into an employment agreement with Mr. Schall, which provides for a three-year term, subject to automatic renewal for additional one-year terms, unless either party provides no less than 120 days’ notice prior to the expiration of the applicable term or the agreement is terminated as contemplated therein.

Annual Compensation. The Schall employment agreement provides for an annual base salary of $850,000 and an annual cash bonus of between 50% and 175% of base salary if threshold performance goals are achieved, with a target of 125% of base salary. The employment agreement also provides for an annual equity award grant with an aggregate target value equal to 150% of base salary, of which 50% will be a number of RSUs that vest ratably over three years and 50% will be a number of performance-based RSUs (“PRSUs”) that is subject to adjustment based on performance goals and will vest at the end of the performance period established for such grant by the Compensation Committee. If threshold performance goals are achieved, the number of annual PRSUs earned will range from 50% to 265% of the number of annual PRSUs granted, with 150% for target performance and 265% for maximum performance.

Termination due to Death or Disability. Upon a termination of employment due to death or disability, Mr. Schall is entitled to: (1) a prorated annual bonus for the year of termination, calculated based on actual performance through the date of termination and (2) full vesting of Mr. Schall’s sign-on and annual equity awards; provided that performance for any outstanding performance-based equity awards will be based on actual performance through the date of termination.

Termination without Cause; Resignation with Good Reason. Upon a termination by Seritage without cause or a resignation with good reason, prior to a change in control, Mr. Schall is entitled to (1) a prorated annual bonus for the year of termination, based on actual performance through the date of termination; (2) salary continuation in an amount equal to two times the sum of base salary and target annual bonus in effect as of the date of termination, payable over 24 months; (3) 18 months of welfare benefits continuation including subsidized COBRA coverage; (4) full vesting of his sign-on equity awards; (5) prorated vesting of any outstanding annual equity awards; and (6) 12 months of outplacement services. Performance for any outstanding performance-based equity awards that vest will be based on actual performance through the date of termination.

Change in Control. Upon a change in control, with respect to any Schall sign-on and annual equity awards that are performance-based as to which the performance period has not yet ended, the Compensation Committee will calculate performance based on actual performance through the date of the change in control. If the successor entity does not assume, convert or replace Mr. Schall’s unvested and outstanding Schall sign-on or annual equity awards with equity traded on the NYSE or NASDAQ, such awards will vest in full. Otherwise, such awards will continue to vest in accordance with their terms (except that the performance conditions will no longer apply).

If Mr. Schall’s employment is terminated by Seritage without cause or he resigns with good reason, during the 12 months following a change in control, Mr. Schall is entitled to the same benefits as if he had experienced a qualifying termination prior to a change in control, except that (1) the prorated annual bonus is measured based on performance through the date of the change in control; (2) the cash severance multiplier for salary continuation is three and such amount is paid in a lump sum; and (3) all outstanding annual equity awards vest in full.

In the event that payments or benefits owed to Mr. Schall constitute “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”)) and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Schall receiving a higher net-after-tax amount than he would have absent such reduction.

Restrictive Covenants. Mr. Schall is subject to a perpetual confidentiality covenant and, during his employment with Seritage and for 12 months immediately thereafter, a non-solicitation covenant. For the 12 month period immediately following his termination of employment, Mr. Schall is also subject to a non-competition covenant which prohibits him from rendering services to certain Seritage competitors specified in the employment agreement.

Forfeiture Provisions. If Mr. Schall violates the non-compete by becoming employed by a specified competitor or, in certain circumstances, Mr. Schall engages in conduct constituting cause under the employment agreement, the COBRA subsidy will terminate and Mr. Schall is required to reimburse Seritage for salary continuation payments (or, following a change in control, for the lump-sum cash severance payment).

Dickman Employment Agreement

Term. On July 6, 2015, Seritage entered into an employment agreement with Brian Dickman, Chief Financial Officer and Executive Vice President of Seritage, which will remain in effect indefinitely, unless otherwise terminated.

Annual Compensation. Mr. Dickman’s employment agreement provides for an annual base salary of $425,000 and an annual cash bonus with a target of 75% of base salary and a maximum of 100% of base salary. The employment agreement also provides for an annual equity award grant covering either Seritage common shares or limited partnership interests in the Operating Partnership. The agreement also provides that this annual equity award grant will have a target aggregate target value equal to 75% of Mr. Dickman’s annual base salary and a maximum aggregate target value equal to 125% of Mr. Dickman’s annual base salary. 50% of the annual equity grant will consist of time-based RSUs and 50% will consist of performance-based RSUs, in each case, subject to the terms and conditions established by the Compensation Committee.

Sign-on Bonus. Pursuant to his employment agreement, in 2015, Mr. Dickman received a one-time cash sign-on bonus of $250,000. In the event of a termination by Seritage for cause or a resignation by Mr. Dickman without good reason during the 12 months following his start date, the sign-on bonus must be repaid immediately.

Termination due to Death or Disability. Upon a termination of employment due to death or disability, Mr. Dickman is entitled to (1) a prorated annual bonus for the year of termination, based on actual performance for the full year of termination and (2) vesting of his sign-on and annual equity awards; provided that the vesting in respect of any performance-based equity awards shall be based on performance through the date of termination. In the case of disability, Mr. Dickman is also entitled to 12 months of subsidized COBRA coverage.

Termination Without Cause; Resignation with Good Reason. Upon a termination by Seritage without cause or resignation by Mr. Dickman with good reason, Mr. Dickman shall be entitled to (1) base salary continuation for 12 months; (2) a prorated annual bonus for the year of termination, based on actual performance for the full year of termination; (3) 12 months of subsidized COBRA coverage; (4) vesting of the sign-on equity awards; and (5) prorated vesting of annual equity awards. Performance for any performance-based equity awards that vest as a result of such termination will be determined based on actual performance through the date of termination.

Housing and Relocation Expenses. Mr. Dickman will be provided with corporate housing in New York for an agreed-upon period. Upon permanent relocation, Mr. Dickman will be reimbursed for relocation expenses in accordance with Seritage’s policy.

Restrictive Covenants. During his employment with Seritage and for 12 months thereafter, Mr. Dickman is subject to non-competition and non-solicitation covenants. Mr. Dickman is also subject to a perpetual confidentiality covenant.

Fernand Employment Agreement

Term. On May 15, 2015, Seritage entered into an employment agreement with Matthew Fernand, General Counsel, Executive Vice President and Secretary of Seritage, which will remain in effect indefinitely, unless otherwise terminated.

Annual Compensation. Mr. Fernand’s employment agreement provides for an annual base salary of $400,000, and an annual cash bonus with a target of 75% of base salary and maximum of 100% of base salary. The employment agreement also provides for an annual target equity award grant covering either Seritage common shares or limited partnership interests in the Operating Partnership. The agreement also provides that this annual equity award grant will have a target aggregate value equal to 50% of Mr. Fernand’s annual base salary and a maximum aggregate value equal to 100% of Mr. Fernand’s base salary. 50% of the annual equity grant will consist of time-based RSUs and 50% will consist of performance-based RSUs, in each case, subject to the terms and conditions established by the Compensation Committee.

Sign-on Bonus. Pursuant to his employment agreement, in 2015, Mr. Fernand received a one-time cash sign-on bonus of $150,000. In the event of a termination by Seritage for cause or a resignation by Mr. Fernand without good reason during the 12 months following his start date, the sign-on bonus must be repaid immediately.

Termination due to Death or Disability. Upon a termination of employment due to death or disability, Mr. Fernand is entitled to (1) a prorated annual bonus for the year of termination, based on actual performance for the full year of termination; and (2) vesting of his sign-on and annual equity awards; provided that the vesting in respect of any performance-based equity awards shall be based on performance through the date of termination. In the case of disability, Mr. Fernand is also entitled to 12 months of subsidized COBRA coverage.

Termination Without Cause; Resignation with Good Reason. Upon a termination by Seritage without cause or a resignation by Mr. Fernand with good reason, Mr. Fernand shall be entitled to (1) base salary continuation for 12 months; (2) a prorated annual bonus for the year of termination, based on actual performance for the full year of termination; (3) 12 months of subsidized COBRA coverage; (4) full vesting of his sign-on equity awards; and (5) prorated vesting of any outstanding annual equity award grants. Performance for any performance-based equity awards that vest as a result of such termination will be determined based on actual performance through the date of termination

Restrictive Covenants. During his employment with Seritage and for 12 months thereafter, Mr. Fernand is subject to non-competition and non-solicitation covenants. Mr. Fernand is also subject to a perpetual confidentiality covenant.

COMPENSATION OF TRUSTEES

Seritage provides its non-employee trustees an annual cash retainer in the amount of $100,000 for serving as a trustee of Seritage. In addition, all trustees are reimbursed for out-of-pocket expenses incurred to attend meetings of the Board of Trustees and committees of the Board of Trustees. The following table reflects the portion of the annual cash retainer earned in respect of fiscal year 2015 for non-employee trustees who served on the Board of Trustees during fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)
Edward S. Lampert	55,769
David S. Fawer	55,769
Kenneth T. Lombard	55,769
John T. McClain	55,769
Thomas M. Steinberg	55,769

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Compensation Committee”) of the Board of Trustees of Seritage Growth Properties (the “Company”) reviewed and discussed the section of the Proxy Statement entitled “Compensation of Executive Officers” with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the section entitled “Compensation of Executive Officers” be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 31, 2016 and in this proxy statement.

Compensation Committee
Kenneth T. Lombard, Chair
Edward S. Lampert
John T. McClain

ITEM 2.          RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2016. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, since the Company’s inception:

Fiscal Year 2015
Audit Fees(1)	$720,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$720,000

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and review of the quarterly financial statements, including certain accounting consultations in connection with the audit, consents and other SEC matters.

The Audit Committee must pre-approve all services of our independent registered public accounting firm as required by its charter and the rules of the SEC. Each fiscal year, the Audit Committee approves an annual estimate of fees for services, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. The Audit Committee shall review and discuss with the independent auditor any documentation supplied by the independent auditor as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the independent auditor’s independence. In addition, the Audit Committee will evaluate known potential services of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee (the “Audit Committee”) of the Board of Trustees (the “Board of Trustees”) of Seritage Growth Properties (the “Company” or “Seritage Growth Properties”) is to assist the Board of Trustees in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our shareholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the New York Stock Exchange (“NYSE”) listing rules. The Audit Committee Charter complies with the NYSE listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Seritage Growth Properties for the fiscal year ended December 31, 2015 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Seritage Growth Properties be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2015.

Audit Committee
John T. McClain, Chair
David S. Fawer
Kenneth T. Lombard

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in their discretion on such business.

2017 Annual Meeting of Shareholders

Procedures for Submitting Shareholder Proposals

Any proposal of a shareholder intended to be included in our proxy statement for the 2017 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 3, 2016, unless the date of our 2016 Annual Meeting of Stockholders is more than 30 days before or after May 3, 2017, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All shareholder proposals must be delivered to the Company at the following address: Seritage Growth Properties, 489 Fifth Avenue, 18th Floor, New York, NY 10017, Attn: Corporate Secretary.

A shareholder nomination of a person for election to our Board or a proposal for consideration at our 2017 Annual Meeting of Shareholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in Section 12 of Article II of our current Bylaws. Pursuant to Section 12 of Article II of our current Bylaws, we must receive timely notice of the nomination or other proposal in writing by not later than 5:00 p.m., Eastern time, on December 3, 2016, nor earlier than November 3, 2016. However, in the event that the 2017 Annual Meeting of Shareholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2016 Annual Meeting of Shareholders, notice by the stockholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of the meeting or the 10th day following the date of the first public announcement of the meeting. A copy of our Bylaws may be obtained from our Corporate Secretary, who may be reached at Seritage Growth Properties, 489 Fifth Avenue, 18th Floor, New York, NY 10017, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees and executive officers and the beneficial holders of more than 10% of our Class A Shares to file reports of ownership and changes in ownership with respect to our Class A Shares with the SEC and to furnish copies of these reports to us. On February 17, 2016, Thomas Steinberg filed an amended Form 3 reporting ownership of 7,611 Class A shares that had been inadvertently omitted on his original Form 3 filed on July 6, 2015. Other than the foregoing, based on a review of the reports filed with the SEC and written representations from our trustees and executive officers that no other reports were required, all Section 16(a) filing requirements were met during 2015.

Solicitation of Proxies

The proxies are solicited by our Board of Trustees. We will pay the cost to solicit proxies. Trustees and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, by facsimile transmission or through the Internet.

IMPORTANT

The interest and cooperation of all shareholders in the affairs of Seritage Growth Properties are considered to be of the greatest importance by your management. Even though you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail.

By Order of the Board of Trustees

/s/ Matthew Fernand

Matthew Fernand
General Counsel, Executive Vice President and Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02BKMD 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card .. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2. For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION 01 - David S. Fawer 02 - Thomas M. Steinberg For Against Abstain For Against Abstain 2. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent public accounting firm for fiscal year 2016. 1. Election of Class I Trustees, each to hold office until the 2019 annual meeting of shareholders and until his successor is duly elected and qualified. S R T G 1 275735_Broker_Blanks_Proxy_Full_set/000001/000001/i q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q .. 2016 Annual Meeting of Shareholders 51 West 52nd Street, New York, New York 10019 Proxy Solicited by Board of Trustees for Annual Meeting – May 3, 2016 Benjamin Schall and Matthew Fernand, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Seritage Growth Properties to be held on May 3, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Seritage Growth Properties An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Only shareholders who own Seritage Growth Properties shares as of the close of business on March 28, 2016 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. 2016 Annual Meeting Admission Ticket 2016 Annual Meeting of Seritage Growth Properties Shareholders Tuesday, May 3, 2016, 10:00 AM Local Time Offices of Wachtell, Lipton, Rosen & Katz 51 West 52nd Street, New York, New York Upon arrival, please present this admission ticket and photo identification at the registration desk.